DREYFUS PREMIER NEXTECH FUND



RE: SPECIAL SHAREHOLDER MEETING OF DREYFUS PREMIER NEXTECH FUND


Dear Shareholder:

We are writing to follow-up on previous proxy materials that were mailed to you regarding the Special Meeting of Shareholders of Dreyfus Premier NexTech Fund, and to notify you that the Special Meeting of Shareholders is rescheduled for October 21, 2003. We have not yet received your vote on the important proposal. However, with the rescheduling of the meeting, you still have time to cast your vote.

                           YOUR FUND NEEDS YOUR VOTE!

Although the response thus far has been overwhelmingly favorable, we have not yet received the necessary participation to meet all of the voting requirements that we need to adopt the proposal included in the proxy materials.

For the reasons set forth in the proxy materials previously delivered to you, the BOARD OF TRUSTEES OF YOUR FUND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL AND BELIEVES THE PROPOSAL IS IN THE BEST INTEREST OF THE SHAREHOLDERS OF THE FUND. To simplify the voting process, we offer you three convenient voting options. We encourage you to utilize one of the following easy options today for recording your vote promptly:



1. VOTE BY TELEPHONE. You may cast your vote by telephone by calling the toll free number listed on the enclosed proxy card and by following the prerecorded information. PLEASE HAVE YOUR PROXY MATERIALS, INCLUDING THE CONTROL NUMBER ON YOUR PROXY CARD, AVAILABLE.

2. VOTE VIA INTERNET. You may cast your vote using the internet by logging onto the internet address located on the enclosed proxy card and following the instructions on the website. PLEASE HAVE YOUR PROXY MATERIALS, INCLUDING THE CONTROL NUMBER ON YOUR PROXY CARD, AVAILABLE.

3. VOTE BY MAIL. You may cast your vote by mail by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.


     If you have questions regarding the proposal or the voting process, please do not hesitate to call D.F. King & Co., Inc., the Fund's proxy solicitor, toll free at 1-800-628-8528.




             PROXY STATEMENT PURSUANT TO SECTION 14(a)
               OF THE SECURITIES EXCHANGE ACT OF 1934

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[]  Soliciting Material under Rule 14a-12



                        Dreyfus Premier Opportunity Funds
                        ---------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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